EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for the Chief Executive Officer and the four most highly compensated executive officers of the Company (the "Named Executive Officers"):

                           Summary Compensation Table
                                                                                           Long-Term
                                                                                         Compensation
                                             Annual Compensation                            Awards
                            ------------------------------------------------------    --------------------
            `                                                      Other Annual          Unit Options        All Other
                             Year     Salary ($)     Bonus ($)     Compensation         Granted (#) (2)     Compensation
                             ----     ----------     ---------     ------------         ---------------     ------------
Oliver T. Carr, Jr.
   Chairman and              1996      $225,000             --             --                      --        $8,728(6)
   Chief Executive Officer   1995      $152,885(3)     $67,500             --                      --        $8,695(6)
                             1994      $125,000             --             --                  81,500        $4,806(6)

Thomas A. Carr
   President and Chief       1996      $225,000       $225,000             --                      --        $8,728(7)
   Operating Officer         1995      $225,000        $67,500             --                      --        $8,782(7)
                             1994      $225,000             --             --                  81,500        $9,306(7)

Brian K. Fields                                                            --
   Chief Financial           1996      $185,000       $185,000             --                      --        $8,728(8)
   Officer                   1995      $150,000        $60,000             --                      --        $8,782(8)
                             1994      $150,000             --             --                  40,767        $9,306(8)

Philip L. Hawkins
   Managing Director -       1996      $181,731(1)    $210,000        $91,868(4)               20,000          $921(9)
   Asset Management

Robert G. Stuckey
   Managing Director -       1996      $116,731(1)    $185,000        $47,055(5)               20,000          $921(10)
   Acquisitions and
   Development

(1) Mr. Hawkins and Mr. Stuckey began their employment with the Company in 1996. The amounts set forth as "Salary" for 1996 represent actual salary paid to such officers from their respective hire dates to December 31, 1996. The salaries of Messrs. Philip L. Hawkins and Robert
         G. Stuckey for 1996 on an annualized basis were $210,000 and $185,000, respectively.
(2) Represents options to purchase Class A Units of limited partner interest in Carr Realty, L.P. ("Class A Units") granted during the period ended December 31, 1996, 1995, and 1994 respectively. Class A Units are redeemable by the holder thereof for cash or Common Stock of the Company, at the option of the Company.
(3) Mr. Oliver Carr's employment contract was amended by the Board of Directors as of May 22, 1995, to increase his salary to $250,000 on an annualized basis effective as of October 1995. Mr. Oliver Carr's employment contract was also amended by the Board of Directors as of May 22, 1995 to permit Mr. Oliver Carr to receive additional compensation in such amounts and at such times as the Board of Directors determines.
(4) Salary for 1996 for Mr. Hawkins includes $91,868 for payment by the Company of certain employment related expenses.
(5) Salary for 1996 for Mr. Stuckey includes $47,055 for payment by the Company of certain employment related expenses.
(6) All Other Compensation for 1996, 1995 and 1994 consists solely of employer contributions to the Carr Realty Retirement Plan in the amount of $7,500, $8,250 and $3,750, respectively, and life,

         AD&D and long-term disability insurance premiums in the amount of $1,2128, $445 and $1,056, respectively, paid for the benefit of Mr. Oliver Carr.
(7) All Other Compensation for 1996, 1995 and 1994 consists solely of employer contributions to the Carr Realty Retirement Plan in the amount of $7,500, $8,250 and $8,250, respectively, and life, AD&D and long-term disability insurance premiums in the amount of $1,228, $532 and $1,056, respectively, paid for the benefit of Mr. Thomas Carr.
(8) All Other Compensation for 1996, 1995 and 1994 consists solely of employer contributions to the Carr Realty Retirement Plan and Trust in the amount of $7,500, $8,250 and $8,250, respectively, and life, AD&D and long-term disability insurance premiums in the amount of $1,228, $532 and $1,056, respectively, paid for the benefit of Mr. Fields.
(9) All Other Compensation for 1996 consists solely of life, AD&D and long-term disability insurance premiums in the amount of $921 paid for the benefit of Mr. Hawkins.
(10) All Other Compensation for 1996 consists solely of life, AD&D and long-term disability insurance premiums in the amount of $921 paid for the benefit of Mr. Stuckey.


Option Plans

         The Company has established two option plans for employees: the 1993 Carr Realty Option Plan which provides for the grant of options to purchase Class A Units in Carr Realty, L.P.; and the 1997 CarrAmerica Realty Corporation Stock Option and Incentive Plan described in Item 2 above.

         1993 Carr Realty Option Plan. A total of 1,266,900 Class A Units have been reserved for issuance under the 1993 Carr Realty Option Plan. Options granted under the 1993 Carr Realty Option Plan generally vest 20% on each of the first five anniversaries of the respective grant dates. On February 12, 1996, options to acquire 20,000 Class A Units were granted to Philip L. Hawkins, the Company's Managing Director of Asset Management. On February 26, 1996, options to acquire 20,000 Class A Units were granted to Robert G. Stuckey, the Company's Managing Director of Acquisitions and Development. Upon exercise of an option to acquire Class A Units, an optionee will be deemed to receive ordinary income in an amount equal to the difference between the exercise price and the fair market value of the underlying Class A Unit on the date of the exercise and Carr Realty, L.P. will be entitled to a deduction for the amount recognized as ordinary income by the optionee. As of March 15, 1997, 941,348 options to acquire Class A Units are outstanding under the 1993 Carr Realty Option Plan.

         1997 CarrAmerica Realty Corporation Stock Option and Incentive Plan. The material terms and conditions of the Stock Option Plan are described in Item 2 above. As of March 15, 1997, a total of 861,500 Stock Options had been granted under the Stock Option Plan to a total of 43 executive officers and certain key and other employees of the Company, subject to stockholder approval.

                        Option Grants in Last Fiscal Year
                                                                                     Potential Realizable
                                                                                    Value at Assumed Annual       Alternative
                                                                                     Rates of Stock Price          to (f) and
                                                                                    Appreciation for Option        (g): Grant
                              Individual Grants                                              Term                  Date Value
-------------------------------------------------------------------------------    --------------------------    ---------------
         (a)                (b)            (c)          (d)           (e)              (f)          (g)               (f)
                          Number of       Percent of
                         Securities     Total Options   Exercise                                                      Grant
                         Underlying       Granted to    or Base                                                       Date
                           Options       Employees in    Price     Expiration                                        Present
Name/1                  Granted (#)/2    Fiscal Year     ($/Sh)       Date            5% ($)       10% ($)           Value $
----                    ------------     -----------    ------        ----            ------       -------           -------
Robert G. Stuckey          20,000          31%         $24.75       2/26/06          $305,014      $772,965
Philip L. Hawkins          20,000          31%         $24.25       2/12/06          $311,303      $788,903

1/ No options were granted in 1996 to any other executive officers.
2/ Options to acquire Class A Units pursuant to 1993 Carr Realty Option Plan.


                 Aggregated Option Exercises in Last Fiscal Year
                            and FY-end Option Values

                                                            Number of Unexercised Securities         Value of Unexercised
                               Shares                                  Underlying                        In-the-Money
                              Acquired         Value              Options at FY-End(1)               Options at FY-End(2)
Name                        on Exercise       Realized       Exercisable      Unexercisable     Exercisable      Unexercisable
----                        -----------       --------       -----------      -------------     -----------      -------------
Oliver T. Carr, Jr.             --              --             79,700            40,300           $535,038         $263,650
Thomas A. Carr                  --              --             79,700            40,300            535,038          263,650
Brian K. Fields                 --              --             39,847            20,153            267,485          399,329
Philip L. Hawkins               --              --               --              20,000                 --          100,000
Robert G. Stuckey               --              --               --              20,000                 --           90,000

----------------------
(1) The number of unexercised options at fiscal year end is based on the number of shares of Common Stock for which each underlying Class A Unit of Carr Realty, L.P. would have been redeemable on that date.
(2) Based on the last reported sale price of the Common Stock on the NYSE on December 31, 1996 of $29.25.

                                New Plan Benefits

         The table below indicates Stock Options granted to the Company's Chief Executive Officer and the Named Executive Officers and the Company's executive officers as a group as of March 15, 1997 under the Stock Option Plan, subject to stockholder approval. No Stock Options under the Stock Option Plan may be granted to Non-Employee Directors. In each case, the Stock Options were granted effective as of February 6, 1997, vesting 20% on each of the first five anniversaries of the date of grant at an exercise price of $29.25 per share. These Stock Options will terminate on the tenth anniversary of the date of grant. Upon approval of the Stock Option Plan by the stockholders at the Meeting, these grants will be effective as of the date such grants were made. The material features of the Stock Option Plan are described in Item 2 above.

                                                   Number of Options Granted
Name and Position                                Pursuant to Stock Option Plan
-----------------                                -----------------------------

Oliver T. Carr, Jr., Chairman and CEO                         50,000

Thomas A. Carr, President and COO                             60,000

Brian K. Fields, Chief Financial Officer                      35,000

Philip L. Hawkins, Managing Director -
         Asset Management                                     50,000

Robert G. Stuckey, Managing Director -
         Acquisitions and Development                         50,000

Executive Officer Group, including the
         five executive officers named above
         (6 persons)                                         295,000


Employment Contracts

         None of the executive officers of the Company have an employment contract, except for Robert E. Peterson, the Company's Managing Director, Southeast Region. As of November 1, 1996, in connection with the acquisition of the Peterson Properties portfolio in suburban Atlanta, the Company entered into an employment contract with Robert E. Peterson which provides for the employment of Mr. Peterson for two years at an annual base compensation of $190,000 and additional cash compensation of a target bonus of $90,000 per year. Mr. Peterson's employment contract provides for certain severance payments in the event of disability or termination by the Company without cause or by Mr. Peterson with cause. Mr. Peterson also entered into a Noncompetition and Nonsolicitation Agreement with the Company restricting him from competing with the Company during and for two years after termination or expiration of his employment with the Company.

         Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Performance Graph and the Report on Executive Compensation shall not be incorporated by reference into any such filings:

                                PERFORMANCE GRAPH

                                [GRAPHIC OMITTED]

* $100 invested on 2/09/93 in stock or on 1/31/93 in Index including reinvestment of dividends.
    Fiscal year ending December 31.

         The points on the graph represent the following numbers:

         Year            CarrAmerica            S&P 500           NAREIT Equity
         ----            -----------            -------           -------------
         1996                178                  187                   181
         1995                138                  152                   134
         1994                 93                  111                   116
         1993                109                  109                   112